Exhibit 2.1

Certain schedules to the following Agreement and Plan of Merger have been omitted as permitted by the provisions of paragraph (b) (2) of Item 601 of Regulation S-K. MIM Corporation will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                          dated as of January 27, 1998

                                  by and among

                    MIM CORPORATION, a Delaware corporation,

                   CMP Acquisition Corp., an Ohio corporation,

                  CONTINENTAL MANAGED PHARMACY SERVICES, INC.,
                               an Ohio corporation

                                       and

                 The individuals named as Principal Shareholders
                    on the signature pages of this Agreement

                                TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                            Page
                                                                             No.
                                                                            ----

                                   ARTICLE I.

                                   THE MERGER
1.01   The Merger.........................................................     1
1.02   Effective Time.....................................................     2
1.03   Closing............................................................     2
1.04   Articles of Incorporation and Code of Regulations of the Surviving
       Corporation........................................................     2
1.05   Directors and Officers of the Surviving Corporation................     2
1.06   Effects of the Merger..............................................     2
1.07   Further Assurances.................................................     2

                                   ARTICLE II.

                              CONVERSION OF SHARES

2.01   Conversion of Shares...............................................     3
2.02   Exchange of Certificates...........................................     4

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01   Organization and Qualification.....................................     6
3.02   Capitalization.....................................................     6
3.03   Authority Relative to this Agreement ..............................     7
3.04   Non-Contravention; Approvals and Consents..........................     8
3.05   Financial Statements...............................................     8
3.06   Absence of Certain Changes or Events...............................     9
3.07   Absence of Undisclosed Liabilities.................................     9
3.08   Legal Proceedings..................................................     9
3.09   Information Supplied...............................................    10
3.10   Compliance with Laws and Orders....................................    10

3.11   Compliance with Agreements; Certain Agreements.....................    10
3.12   Taxes..............................................................    11
3.13   Employee Benefit Plans; ERISA......................................    12
3.14   Insurance..........................................................    16
3.15   Labor Matters......................................................    16
3.16   Tangible Property and Assets.......................................    16
3.17   Intellectual Property Rights.......................................    16
3.18   Vote Required......................................................    17
3.19   Articles of Incorporation and Code of Regulations; Minute Books....    17
3.20   Contracts..........................................................    17
3.21   Bank Accounts......................................................    19
3.22   Pooling of Interests Representations...............................    19
3.23   Opinion of Financial Advisor.......................................    19
3.24   Company Not an Interested Stockholder or an Acquiring Person.......    19
3.25   Environmental Matters..............................................    19

                                  ARTICLE III.A

            REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

3.01.A Capacity and Authority.............................................    21
3.02.A Government Approvals and Filings...................................    22
3.03.A Investment Representation..........................................    22
3.04.A Non-Contravention; Approvals and Consents..........................    22
3.05.A Legal Proceedings..................................................    22

                           ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

4.01   Organization and Qualification.....................................    23
4.02   Capitalization.....................................................    23
4.03   Authority Relative to this Agreement...............................    24
4.04   Non-Contravention; Approvals and Consents..........................    24
4.05   Legal Proceedings..................................................    25
4.06   Merger Consideration...............................................    26
4.07   Reports and Financial Statements...................................    26
4.08   Absence of Certain Changes or Events...............................    26
4.09   S-4; Proxy Statement...............................................    26
4.10   Pooling of Interests Representations...............................    27
4.11   Opinion of Financial Advisor.......................................    27

4.12   Vote Required......................................................    27

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

5.01   Conduct of Business................................................    27
5.02   No Solicitations...................................................    30
5.03   Approval of the Company's Shareholders.............................    30
5.04   Auditors' Letters..................................................    31
5.05   Standstill.........................................................    31

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS
6.01   Access to Information; Confidentiality; Advice of Changes..........    31
6.02   Preparation of Form S-4 and Proxy Statement........................    33
6.03   Approval of Parent Stockholders and Board Recommendation...........    33
6.04   Regulatory and Other Approvals.....................................    34
6.05   Company Stock Plan.................................................    34
6.06   Expenses...........................................................    35
6.07   Brokers or Finders.................................................    35
6.08   Notice and Cure....................................................    35
6.09   Fulfillment of Conditions..........................................    35
6.10   Director and Officer Liability.....................................    36

                                  ARTICLE VII.

                                   CONDITIONS
7.01   Conditions to Each Party's Obligation to Effect the Merger.........    36
7.02   Conditions to Obligation of Parent and Sub to Effect the Merger....    37
7.03   Conditions to Obligation of the Company to Effect the Merger.......    39

                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER
8.01   Termination........................................................    40
8.02   Effect of Termination..............................................    41
8.03   Amendment..........................................................    41

8.04   Waiver.............................................................    42
8.05   Remedies...........................................................    42

                                   ARTICLE IX.

                               GENERAL PROVISIONS
9.01   Non-Survival of Representations, Warranties, Covenants and Agreements  42
9.02   Knowledge..........................................................    42
9.03   Notices............................................................    42
9.04   Entire Agreement...................................................    44
9.05   Public Announcements...............................................    44
9.06   No Third Party Beneficiary.........................................    44
9.07   No Assignment; Binding Effect......................................    44
9.08   Headings...........................................................    44
9.09   Invalid Provisions.................................................    44
9.10   Governing Law......................................................    45
9.11   Counterparts.......................................................    45

GLOSSARY OF DEFINED TERMS

                                    EXHIBITS

Exhibit 1.02          -      Form of Certificate of Merger

                                    SCHEDULES

Schedule 1.05         -      Directors and Officers of Surviving Corporation
Schedule 3.01         -      Equity Interests Held by the Company
Schedule 3.02         -      Shareholders of the Company
Schedule 3.04         -      Required Consents for the Company
Schedule 3.06         -      Certain Changes of the Company
Schedule 3.07         -      Liabilities of the Company
Schedule 3.08         -      Legal Proceedings of the Company
Schedule 3.11         -      Consulting and other Agreements of the Company
                             and Principal Shareholders
Schedule 3.12         -      Tax Jurisdictions of the Company
Schedule 3.13         -      Company Employee Benefit Plans
Schedule 3.14         -      Company Insurance
Schedule 3.15         -      Company Labor Matters
Schedule 3.20         -      Company Contracts
Schedule 3.21         -      Company Bank Accounts
Schedule 3.25         -      Company Environmental Matters
Schedule 3.02.A       -      Principal Shareholders Governmental Approvals
Schedule 4.02         -      Outstanding Parent Options
Schedule 4.04         -      Required Consents for Parent
Schedule 4.05         -      Legal Proceedings of Parent
Schedule 4.08         -      Certain Changes of Parent
Schedule 6.05         -      Outstanding Company Options

            This AGREEMENT AND PLAN OF MERGER dated as of January 27, 1998 (this "Agreement") is made and entered into by and among MIM CORPORATION, a Delaware corporation ("Parent"), CMP Acquisition Corp., an Ohio corporation wholly owned by Parent ("Sub"), CONTINENTAL MANAGED PHARMACY SERVICES, INC., an Ohio corporation (the "Company") and the individuals named as "Principal Shareholders" on the signature pages to this Agreement (the "Principal Shareholders").

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective corporations and stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company, and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

            WHEREAS, it is the intention of the parties that the Merger shall qualify as: (1) a "pooling of interests" under generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC"); and (2) a tax free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall qualify as a "plan of reorganization" within the meaning of Section 368 of the Code; and

            WHEREAS, the Boards of Directors of the Company, Parent and Sub have approved and adopted, at meetings of each of such Boards of Directors, this Agreement and have authorized the execution hereof, and shareholders of the Company owning common shares representing at least 75% of the outstanding common shares of the Company, have executed this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

            1.01 The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "Ohio GCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Sub shall cease. Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding common shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

            1.02 Effective Time As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Sub will file a certificate of merger, in the form of Exhibit 1.02 attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Ohio (the "Secretary of State") in accordance with Section 1701.81 of the Ohio GCL and make all other filings or recordings required by the Ohio GCL in connection with the Merger. The Merger shall become effective on such date as the Certificate of Merger is duly filed with the Secretary of State or at such later date as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Sub, as applicable, all as provided in the Ohio GCL.

            1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the second business day following satisfaction of the condition set forth in Section 7.01(a), provided that the other closing conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

            1.04 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time: (i) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Code of Regulations of Sub as in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

            1.05 Directors and Officers of the Surviving Corporation. Until successors are duly elected or appointed and qualified, the directors and officers of the Surviving Corporation shall be those individuals listed as such on Schedule 1.05.

            1.06 Effects of the Merger. Subject to the provisions of this Agreement, the effects of the Merger shall be as provided in the applicable provisions of the Ohio GCL.

            1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II.

                              CONVERSION OF SHARES

            2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the securities of Sub or of the Company:

            (a) Common Shares of Sub. Each issued and outstanding common share, without par value, of Sub ("Sub Common Shares") shall be converted into and become one fully paid and nonassessable common share, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares"). Each certificate representing outstanding Sub Common Shares shall at the Effective Time represent an equal number of Surviving Corporation Common Shares.

            (b) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All common shares, without par value, of the Company ("Company Common Shares") that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other wholly-owned Subsidiary (as defined herein) of Parent or Company shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

            (c) Exchange Ratio for Company Common Shares. Each issued and outstanding Company Common Share (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive 327.59 fully paid and nonassessable shares (the "Merger Consideration") of the common stock, $.0001 par value per share, of Parent (the "Parent Common Stock"). All such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share, upon the surrender of such certificate in accordance with Section 2.02, without interest. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Parent Common Stock shall occur due to a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

            (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding Company Common Share, the holder of which has not voted in favor of the Merger, has perfected such holder's right to seek relief as a dissenting shareholder in accordance with the applicable provisions of the Ohio GCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Ohio GCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Ohio GCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.01(c).

                  (ii) The Company shall give Parent (x) prompt notice (but in any event within five days) of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the Ohio GCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Ohio GCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

            (e) Stock Option Plan. Subject to the terms and conditions of the Company's 1994 Employee and Director Stock Option Plan (the "Company Option Plan") and the stock option agreements executed pursuant thereto, the Company Option Plan and each option to purchase Company Common Shares granted thereunder that is outstanding at the Effective Time shall be assumed by Parent and continued in accordance with their respective terms and each such option shall become a right to purchase a number of shares of Parent Common Stock equal to the Merger Consideration multiplied by the number of Company Common Shares subject to such option immediately prior to the Effective Time, as more fully described in Section 6.05.

            2.02 Exchange of Certificates.

            (a) The Principal Shareholders hereby authorize and direct the Company to deliver the certificates representing Company Common Shares ("Certificates") owned by them to Parent at the Closing upon fulfillment (or waiver by the Company) of each of the conditions set forth in Sections 7.01 and
7.03. At the Closing, each Certificate shall be canceled and exchanged and, simultaneously with such cancellation and exchange, a new certificate shall be issued to each Principal Shareholder and each other shareholder of the Company (except with respect to Dissenting Shares), representing the number of shares of Parent Common Stock into which the Company Common Shares formerly held by such shareholder shall have been converted in the Merger in accordance with Section 2.01(c) hereof, together with a check payable to such shareholder representing any payment of cash in lieu of fractional shares determined in accordance with
Section 2.02(d) hereof. From and after the Effective Time, each Certificate which prior to the Effective Time represented Company Common Shares shall be deemed to represent only the right to receive the shares of Parent Common Stock and a cash payment, if any, contemplated by the preceding sentence, and the holder of each such Certificate shall cease to have any rights with respect to the Company Common Shares formerly represented thereby other than as provided in this Agreement. All of the shares of Parent Common Stock issued in the Merger shall be duly authorized, validly issued, fully paid and nonassessable and, at the time of issuance, shall be free and clear of all liens, claims, encumbrances, security interests and rights of redemption (together, "Liens"), other than those Liens created by or arising by action of the shareholders of the Company.

            (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(d) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

            (c) No Further Ownership Rights in Common Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.02(d)) shall be deemed to have been issued (or paid, as the case may
be) at the Closing in full satisfaction of all rights pertaining to the Company Common Shares represented thereby. From and after the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Closing, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

            (d) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section 2.02 shall receive from the Surviving Corporation a cash payment in lieu of such fractional share determined by multiplying (i) the Average Closing Price of a whole share of Parent Common Stock by (ii) the fractional share interest to which such holder would otherwise be entitled. The "Average Closing Price" shall be equal to the arithmetic average of the Sales Price (as defined herein) on each of the last 10 Nasdaq trading days preceding the third day before the Closing Date. The term "Sales Price" shall be equal to, on any Nasdaq trading day, the arithmetic average of the high and low sales prices per share of Parent Common Stock reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") on such day.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Sub as follows:

            3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use, lease and operate its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate: (i) are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Company to perform its obligations hereunder. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is or could reasonably be expected to be material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). The only Subsidiaries of the Company (the "Company Subsidiaries") are Preferred Rx, Inc., Continental Pharmacy, Inc., Automated Scripts, Inc. and Valley Physicians Services, Inc., each an Ohio corporation. Except for the Company Subsidiaries or as disclosed on Schedule 3.01: (i) the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity,
(ii) is not an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Affiliate") of any other entity, and (iii) is not a party to any joint venture, profit-sharing or similar agreement regarding the profitability or financial results of the Company or any of its Affiliates or the division of revenues or profits of the Company or any of its Affiliates or any other enterprise.

            3.02 Capitalization. (a) The authorized capital stock of the Company consists solely of 12,000 Company Common Shares. As of the date hereof, 11,600 Company Common Shares are issued and outstanding, no shares are held in the treasury of the Company and 343.125 shares are reserved for issuance upon exercise of outstanding options granted under the Company Option Plan. All of the issued and outstanding Company Common Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. The Company Common Shares are owned by the shareholders of the Company in the amounts set forth in Schedule 3.02 and no adjustment to or reallocation of such amounts shall be made prior to the Effective Time. No other person owns of record any shares of capital stock or other equity interest in the Company. Except pursuant to this Agreement and except pursuant to the Company Option Plan, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto. Except as expressly provided in this Agreement, the Merger will not cause the vesting of any benefits to be accelerated or a payment to be made under the Company Option Plan. The Company has no outstanding bonds, notes or other obligations the holders of which have the right to vote with the shareholders of the Company on any matter. Each Principal Shareholder owns all the Company Common Shares indicated as owned by him or her in Schedule 3.02, subject to the articles of incorporation and code of regulations of the Company, free and clear of all Liens and rights of others, and at the Effective Time, Parent will own all of the outstanding Company Common Shares free and clear of all Liens and rights of others.

            (b) All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly by the Company, free and clear of any Liens. There are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Company Subsidiary or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Company Subsidiary.

            (c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

            3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 5.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval.

This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Shareholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            3.04 Non-Contravention; Approvals and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound.

            (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the Ohio GCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Schedule
3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.

            3.05 Financial Statements. The Company has delivered to Parent the following financial statements (collectively, the "Company Financial Statements"): (i) the audited consolidated statements of financial condition of the Company as of December 31 for each of the years from and including 1994 through 1996, and the unaudited statement of financial condition as of September 30, 1997, and (ii) the Company's related audited statements of operations, statements of cash flow, statements of changes in equity, and notes to financial statements for the years ended December 31, from and including 1994 through 1996 and the unaudited statement of operations for the nine-month period ended September 30, 1997. Each Company Subsidiary is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby. The Company Financial Statements fairly present the financial position of the Company and the results of operations and changes in cash flows and equity, respectively, as of the dates thereof or for the periods then ended, and have been prepared in accordance with GAAP, consistently applied.

            3.06 Absence of Certain Changes or Events. Except as contemplated hereby or as disclosed in Schedule 3.06 hereto: (a) since September 30, 1997, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company or any of its Subsidiaries, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company or any of its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which the Company or any such Subsidiary participate or are engaged, and (b) between September 30, 1997 and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b),
(iii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Common Shares, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding Company Common Shares, (iv) there has not been any amendment of any term of any outstanding security of the Company or of its Subsidiaries, and (v) there has not been any change in any method of accounting by the Company or any Company Subsidiary.

            3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended included in the Company Financial Statements or as disclosed in Schedule 3.07 hereto, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature.

            3.08 Legal Proceedings. Except as disclosed in Schedule 3.08 hereto,
(i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority.

            3.09 Information Supplied. Neither the information supplied or to be supplied by or on behalf of the Company or any Principal Shareholder, in writing, expressly for inclusion in any document to be filed by Parent or Sub with the SEC, including the Form S-4 (as defined herein) and the Proxy Statement (as defined herein), or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will on the date of its filing, and in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed or delivered to stockholders of Parent, and at the time of the Parent Stockholders' Meeting (as defined herein) and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits. The Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority.

            3.11 Compliance with Agreements; Certain Agreements.

            (a) Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a material default under, the certificates of incorporation or code of regulations (or other comparable charter documents) of the Company or any of its Subsidiaries.

            (b) Except as disclosed in Schedule 3.11 hereto or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            3.12 Taxes. The Company and its Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns (as defined below) required to be filed. All Tax Returns were in all material respects (and as to such Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. The Company and each Subsidiary have, within the time and in the manner established by law, paid (and until the Closing will pay within the time and in the manner prescribed by law) all material Taxes (as defined below) due and payable. The Company and each Subsidiary have established (and until Closing will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable. There are no Tax liens upon any property or asset of the Company or any Subsidiary except liens for Taxes not yet due and payable. Schedule 3.12 contains a true and complete list of the names of all jurisdictions in which the Company or any of its Subsidiaries files federal, state and local tax returns and tax reports and the status of any examinations in process by the taxing authorities of such jurisdictions. All deficiencies asserted or assessments made as a result of such examination have been fully paid or fully reflected on the books of the Company and its Subsidiaries to the extent required by GAAP. Except as shown in Schedule 3.12, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company or any of its Subsidiaries, nor are there any actions, suits, proceedings, investigations or claims now pending against the Company or any of its Subsidiaries with respect to any Tax or assessment, or any claims for additional Taxes or assessments asserted by any federal, state, local or foreign authority. No property of the Company or any Subsidiary is property that any party to the Merger is or will be required to treat as being owned by another person pursuant to the provisions of Code ss. 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code ss. 168. Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Code ss. 481(a) by reason of a change in accounting method and neither the Company nor any Subsidiary has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method. Neither the Company nor any Subsidiary is a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code ss. 280G. Neither the Company nor any Subsidiary is a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a "Settlement Agreement") as of the Closing Date, and neither the Company nor any Subsidiary has any obligation to make payments under any Settlement Agreement. There are no outstanding agreements entered into with any taxing authority that would have a continuing adverse effect on the Company or any Company Subsidiary after the Closing Date. Company and each Company Subsidiary have complied with the provisions of Code ss.ss. 1441 through 1464, 3401, 3406, 6041 and 6049. Neither the Company nor any Company Subsidiary has filed (or will file prior to the Closing) a consent pursuant to Code ss. 341(f) or agreed to have Code ss. 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code ss. 341(f)(4)) owned by the Company or any Company Subsidiary.

            For purposes of this Agreement, "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability. "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include Company or any Subsidiary.

            3.13 Employee Benefit Plans; ERISA.

            (a) Schedule 3.13 lists each Company Employee Benefit Plan. Except as disclosed in Schedule 3.13 hereto:

                  (i) with respect to any Company Employee Benefit Plan subject to Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Sections 4975 of the Code, no non-exempt prohibited transaction within the meaning of Section 406 or 407 of ERISA, or Section 4975 of the Code with respect to any Company Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

                  (ii) neither the Pension Benefit Guaranty Corporation (the "PBGC"), the Company nor any of its Subsidiaries has instituted proceedings to terminate any Company Employee Benefit Plan;

                  (iii) all contributions, premiums and other payments required by law or any Plan or applicable collective bargaining agreement to have been made under any such Plan (without regard to any waivers granted under Section 412 of the Code) to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation (except for premiums in the ordinary course of business); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Company or its affiliates to, under or on account of each Company Employee Benefit Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the Company Financial Statements;

                  (iv) no such Company Employee Plan that is or has been subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined therein), whether or not waived, no liability under Title IV of ERISA has been incurred or is expected to be incurred with respect to any such Plan subject thereto (other than premiums incurred and paid when due), nor has there been any "reportable event" within the meaning of Section 4043(c) of ERISA with respect to any such Plan;

                  (v) each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan;

                  (vi) each of the Company Employee Benefit Plans is, and its administration is and has been in compliance with, and none of the Company nor any of its Subsidiaries has received any claim or notice that any such Company Employee Benefit Plan is not in compliance with, its terms and all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants or beneficiaries of each such Plan;

                  (vii) there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any such Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Plan;

                  (viii) none of the Company or any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Company Employee Benefit Plans or any related trust agreement or insurance contract;

                  (ix) none of the Company or any Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA;

                  (x) (i) no Company Employee Benefit Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; (ii) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any liability; (iii) no such Plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA; (iv) none of the Company or any Subsidiary maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); and (v) all Company Employee Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Company Employee Benefit Plan could not result in any uninsured liability to Parent or the Surviving Corporation;

                  (xi) none of the Company, any Subsidiary or any ERISA Affiliate has at any time: (a) had any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA and (b) withdrawn in any complete or partial withdrawal from any "multiemployer plan" as defined in Section 3(37) of ERISA;

                  (xii) none of the Company Employee Benefit Plans, or other Plan maintained, sponsored or contributed to by the Company or any affiliate thereof, is or has ever been subject to Part III of Subtitle B of Title I or ERISA, Section 412 of the Code or Title IV of ERISA;

                  (xiii) with respect to each such Plan, true, correct, and complete copies of the applicable following documents have been delivered to Parent: (a) all current Plan documents and related trust documents, and any amendment thereto; (b) Forms 5500, financial statements, and actuarial reports for the last three Plan years for any Plan for which the filing of such forms or reports is required by the Code or ERISA; (c) for any Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, the most recently issued IRS determination letter; (d) summary plan descriptions; and (e) the Company's employee manual and all other written communications that establish benefit obligations not reflected in employee plan documents; and

                  (xiv) without limiting any other provision of this Section 3.13, no event has occurred and no condition exists, with respect to any Plan, that has subjected or could subject the Surviving Corporation, the Company or any Subsidiary, or any Company Employee Benefit Plan or any successor thereto, to any tax, fine, penalty or other liability (other than, in the case of the Company, the Surviving Corporation and the Company Employee Benefit Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Company Employee Benefit Plan with respect to employees of the Company and the Subsidiaries). No event has occurred and no condition exists, with respect to any Plan that could subject Parent or any of its affiliates, or the Surviving Corporation, or any Plan maintained by Parent or any affiliate thereof, to any tax, fine, penalty or other liability, that would not have been incurred by Parent or any of its affiliates, or any such Plan, but for the transactions contemplated hereby. No Plan other than a Company Employee Benefit Plan is or will be directly or indirectly binding on Parent or the Surviving Corporation by virtue of the transactions contemplated hereby. Parent, and its affiliates, including on and after the Closing, the Surviving Corporation and any Subsidiary, shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of the Company or any Subsidiary being aggregated in a controlled group or affiliated service group with any ERISA Affiliate purposes of ERISA or the Code at any relevant time prior to the Closing. Except as set forth in
      Schedule 3.13 hereto, no Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and none of the Company or any Subsidiary, nor any of their respective affiliates, is a party to any Plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of the Company or any Subsidiary. Except as set forth in Schedule 3.13 hereto, none of the Company or any Subsidiary maintains any Plan which provides severance benefits to current or former employees or other service providers. Each Company Employee Benefit Plan may be amended and terminated in accordance with its terms, and, each such Plan provides for the unrestricted right of the Company or any Subsidiary (as applicable) to amend or terminate such Plan. Neither the Surviving Corporation nor Parent will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

            (b) Except as set forth in Schedule 3.13 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate benefits under any Company Employee Benefit Plan.

            (c) As used herein:

                  (i) "Company Employee Benefit Plan" means a Plan which the Company or any Subsidiary, or any entity required to be aggregated with any of the Company or any Subsidiary under Sections 414(b), (c), (m) or
      (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate"), sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company or any Subsidiary any Plan entered into, established, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time; and

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            3.14 Insurance. Attached hereto in Schedule 3.14 is a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company or any of its Subsidiaries, insurance certificates for each of which have been delivered to Parent prior to the date of this Agreement.

            3.15 Labor Matters. Except as disclosed in Schedule 3.15 hereto, there are no controversies pending or, to the knowledge of the Company and its Subsidiaries, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company and its Subsidiaries, there are no organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. There has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

            3.16 Tangible Property and Assets. The Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, free and clear of all Liens other than: (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company or any such Subsidiary. All such property and assets having a fair market value of Ten Thousand Dollars ($10,000) or more as of the date hereof are in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used. To the Company's knowledge, all such property and assets having a fair market value of less than Ten Thousand Dollars ($10,000) as of the date hereof are in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used. Neither the Company nor any Company Subsidiary owns any real property. Upon the consummation of the Merger, the Surviving Corporation will own or have the use of all assets which are necessary and appropriate to operate the businesses of the Company and the Company Subsidiaries as currently conducted or as currently contemplated to be conducted.

            3.17 Intellectual Property Rights The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole as currently conducted or as currently contemplated to be conducted. Neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default), and neither the Company nor any Company Subsidiary has knowledge of any third party being in default, under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyright and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

            3.18 Vote Required. The affirmative vote of the holders of record of at least two-thirds (2/3) of the outstanding Company Common Shares with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

            3.19 Articles of Incorporation and Code of Regulations; Minute Books The Company has delivered to Parent copies of the articles of incorporation of the Company and each Company Subsidiary, all amendments thereto and the code of regulations of the Company and each Company Subsidiary as in effect on the date hereof, which copies are complete and correct. The minute books of the Company, which contain complete and accurate records of all meetings and other corporate actions of its Board of Directors and shareholders, have been made available to Parent for review. No corporate action has been taken by any committee of the Board of Directors other than recommendations to the Board of Directors, which recommendations, if acted on by the Board of Directors, are reflected in the records of the Board of Directors.

            3.20 Contracts

            (a) Except as set forth in Schedule 3.20, neither the Company nor any of its Subsidiaries is a party, or otherwise subject to:

                  (i) any contract, agreement, arrangement or understanding or series of related contracts, agreements, arrangements or understandings, which involves expenditures or receipts by the Company or any of its Subsidiaries in an amount in excess of Ten Thousand Dollars ($10,000);

                  (ii) any contract, agreement, arrangement or understanding not made in the ordinary course of business and consistent with past practice;

                  (iii) any note, indenture, credit facility, mortgage, security agreement or other contract, agreement, arrangement or understanding relating to or evidencing indebtedness for borrowed money or a security interest or mortgage in the property or assets of the Company or any of its Subsidiaries;

                  (iv) any guaranty issued by the Company, any of its Subsidiaries or any other arrangement under which the Company or any of its Subsidiaries assumes any liability or obligation (including indebtedness) of any other person or entity;

                  (v) any power of attorney granting any person or entity authority to execute agreements or otherwise act on behalf of the Company or any of its Subsidiaries;

                  (vi) any contract, agreement, arrangement or understanding granting to any person the right to use any property or property right of the Company or any of its Subsidiaries;

                  (vii) any contract, agreement, arrangement or understanding restricting the Company's or any of its Subsidiaries' right to engage in any business activity or compete with any business;

                  (viii) any contract, agreement, arrangement or understanding with a Related Person (as used herein, "Related Person" means: (i) one or more of the Principal Shareholders; (ii) the spouses, children and other lineal descendants and any other member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of any of the Principal Shareholders; (iii) any corporation, partnership, joint venture or other entity or other enterprise owned or controlled by any of the Principal Shareholders or by any person in (ii); and (iv) any trust of which any Principal Shareholder or member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of a Principal Shareholder is a grantor or beneficiary); or

                  (ix) any outstanding offer, agreement, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (viii) of this subsection 3.20(a) outside of the ordinary course of business.

            (b) The Company and its Subsidiaries have made available to Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each contract (and any amendments or supplements thereto) listed in Schedule 3.20. Except as set forth in Schedule 3.20 (i) each contract listed in Schedule 3.20 is in full force and effect; (ii) neither the Company, any of its Subsidiaries nor (to the knowledge of the Company or any of the Principal Shareholders) any other party is in default under any contract listed in Schedule 3.20 or under any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, and no event has occurred which constitutes, or with the lapse of time, the giving of notice, or both would constitute, a default by either the Company, any of its Subsidiaries or (to the knowledge of the Company or any of the Principal Shareholders) a default by any other party under any such contract; and (iii) there are no disputes or disagreements between either the Company or any of its Subsidiaries and any other party with respect to any such contract. Schedule
3.20 sets forth a list of each such contract where notice to, and/or the consent of, and/or the approval of, any other party is necessary for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company or any of its Subsidiaries thereunder.

            (c) Except as set forth in Schedule 3.20, none of the Company or any of its Subsidiaries is a party to any contract, agreement, arrangement or understanding which includes any agreement or commitment to indemnify any persons for an amount in excess of Ten Thousand Dollars ($10,000).

            (d) The consummation of the Merger will not cause any default or acceleration of any payment under any contract, agreement, arrangement or understanding or series of related contracts, agreements, arrangements or understandings, whether or not set forth in Schedule 3.20.

            3.21 Bank Accounts Schedule 3.21 contains a list of all bank accounts of the Company and its Subsidiaries together with, in respect of each account, the account number, the names of all signatories thereto and the powers of each such signatory.

            3.22 Pooling of Interests Representations The representations made by the Company to Ernst & Young LLP in the Letter of Representations dated the date hereof and in the Letter of Representations to be given as of the Closing Date with respect to the accounting of the Merger as a pooling of interests, are, and as of the Closing Date will be, true and correct. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of its affiliates has taken, agreed to take or will take any action that would prevent:
(a) the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Code or (b) the Merger from being treated for financial accounting purposes as a pooling of interests.

            3.23 Opinion of Financial Advisor The Company has received the opinion of McDonald & Company Securities, Inc. ("McDonald") to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been made available to Parent prior to the execution of this Agreement.

            3.24 Company Not an Interested Stockholder or an Acquiring Person Neither the Company nor, to the knowledge of the Company, any of its affiliates or associates (as such terms are defined in Section 203 of the General Corporation Law of the State of Delaware (the "DGCL")) is an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of Parent.

            3.25 Environmental Matters Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below). To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law. Except as disclosed in Schedule 3.25 hereto:

            (a) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company and its Subsidiaries, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company or any of its Subsidiaries to have any license, permit, authorization, approval or consent from Governmental or Regulatory Authorities required under any applicable Environmental Law in connection with the conduct of the business or operations of the Company or any of its Subsidiaries or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. ss. 9601(22) ("Release"), by the Company or any of its Subsidiaries of any Hazardous Material (as defined below), and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which could be reasonably expected to form the basis for any such Order, complaint, penalty or investigation.

            (b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company and its Subsidiaries, any prior owner or lessee of any property now or previously owned or leased by the Company or any of its Subsidiaries has handled any Hazardous Material on any property now or previously owned or leased by the Company or any such Subsidiary; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present,
(ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by the Company or any such Subsidiary, during any period that the Company or any of its Subsidiaries owned or leased such property or, to the knowledge of the Company and its Subsidiaries, prior thereto.

            (c) Neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

            (d) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no property now or previously owned or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

            (e) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by the Company or any of its Subsidiaries, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

            (f) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

            (g) As used herein:

                  (i) "Environmental Law" means any Law of any Governmental or Regulatory Authority relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

                  (ii) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

                                  ARTICLE III.A

            REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

            Each of the Principal Shareholders hereby severally, but not jointly, represents and warrants to Parent and Sub with respect to himself or herself as follows:

            3.01.A Capacity and Authority. Such Principal Shareholder has full legal capacity and authority to execute, deliver and perform his or her obligations under this Agreement. This Agreement has been duly executed and delivered by such Principal Shareholder and constitutes the legal, valid and binding obligation of such Principal Shareholder, enforceable against him or her in accordance with its terms.

            3.02.A Government Approvals and Filings. Except as set forth in
Schedule 3.02.A, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any Governmental or Regulatory Authority is required to permit such Principal Shareholder to enter into this Agreement or to consummate the transactions contemplated herein.

            3.03.A Investment Representation. Each of the Principal Shareholders represents that its shares of Parent Common Stock are being acquired by it with the present intention of holding such shares of Parent Common Stock for purposes of investment and not with a view towards sale or any other distribution. Each of the Principal Shareholders recognizes that it may be required to bear the economic risk of an investment in the shares of Parent Common Stock for an indefinite period of time. Each of the Principal Shareholders represents that it is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock. Each of the Principal Shareholders represents that it has (i) been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the shares of Parent Common Stock and the business, operations, conditions (financial and otherwise) and current prospects of Parent and (ii) consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the shares of Parent Common Stock and have not relied on any informational materials supplied by Parent, Parent or any of its officers, directors, affiliates or professional advisors for such advice as to such consequences.

            3.04.A Non-Contravention; Approvals and Consents. The execution and delivery of this Agreement by such Principal Shareholder do not, and the performance by such Principal Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Principal Shareholder under, any of the terms, conditions or provisions of (i) the limited partnership agreement of such Principal Shareholder, if applicable, or (ii) subject to the taking of the actions described in Section 3.02.A, (x) any Laws or Orders of any Governmental or Regulatory Authority, applicable to such Principal Shareholder or any of its assets or properties, or (y) any Contracts to which such Principal Shareholder is a party or by which such Principal Shareholder or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement.

            3.05.A Legal Proceedings. (i) There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of such Principal Shareholder, threatened against, relating to or affecting, nor to the knowledge of such Principal Shareholder are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, such Principal Shareholder or any of its assets and properties, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to such Principal Shareholder that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) such Principal Shareholder is not subject to any Order of any Governmental or Regulatory Authority, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub represent and warrant to the Company as follows:

            4.01 Organization and Qualification. Each of Parent, its "significant subsidiaries" (as such term is defined in Rule 405 under the Securities Act) and Sub is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as and to the extent now conducted and to own, use, lease and operate its assets and properties. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Parent or Sub to perform its obligations hereunder.

            4.02 Capitalization. (a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.0001 per share ("Parent Preferred Stock"). As of January 20, 1998, 13,342,650 shares of Parent Common Stock were issued and outstanding, no shares were held in the treasury of Parent and 3,156,150 shares were reserved for issuance pursuant to Options. There has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in the Parent SEC Reports (as defined herein) or in Schedule 4.02 hereto, there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto.

            (b) Except as disclosed in Schedule 4.02 hereto, all of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in
Schedule 4.02 hereto, there are no: (i) outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Parent or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Parent.

            (c) Except as disclosed in Schedule 4.02 hereto, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

            4.03 Authority Relative to this Agreement Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole shareholder of Sub, the Board of Directors of Parent has recommended adoption of this Agreement by the stockholders of Parent and directed that this Agreement be submitted to the stockholders of Parent for their consideration, and no other corporate proceedings on the part of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent or Sub and the consummation by Parent or Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms.

            4.04 Non-Contravention; Approvals and Consents.

            (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of: (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the obtaining of the Parent Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

            (b) Except: (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the Ohio GCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for the filing of the Form S-4 and Proxy Statement with the SEC pursuant to the Securities Act and Exchange Act, the declaration of the effectiveness of the Form S-4 by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, and (iv) as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by Parent and Sub, the performance by Parent and Sub of their obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

            4.05 Legal Proceedings. Except as disclosed in the Parent SEC Reports or in Schedule 4.05: (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Parent and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

            4.06 Merger Consideration. The shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens and preemptive rights. The certificates representing such shares will be in proper form.

            4.07 Reports and Financial Statements. Parent has previously furnished to the Company true and complete copies of the following reports as filed with the SEC and Nasdaq, as the case may be: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; (iii) all current reports on Form 8-K filed since December 31, 1996 and (iv) the definitive proxy statement relating to the annual meeting of its shareholders for the year ended December 31, 1997 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in such reports, or other filings have been prepared in accordance with GAAP and all SEC requirements applied on a consistent basis (except as may be indicated therein or in the notes thereto and except for the absence of notes in the unaudited interim financial statements) and fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flow of Parent and its Subsidiaries for each of the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

            4.08 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or in Schedule 4.08 hereto, since September 30, 1997, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged.

            4.09 S-4; Proxy Statement. Neither the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion in any document to be filed by Parent or Sub with the SEC, including the Form S-4 and the Proxy Statement, or any other Governmental or

Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will on the date of its filing, and in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed or delivered to stockholders of Parent and shareholders of the Company, and at the time of the Parent Stockholders' Meeting, at the time of the Company Shareholders' Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            4.10 Pooling of Interests Representations. The representations made by Parent to Arthur Andersen LLP in the Letter of Representations dated the date hereof and in the Letter of Representations to be given as of the Closing Date with respect to the accounting of the Merger as a pooling of interests, are, and as of the Closing Date will be, true and correct. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of its affiliates has taken, agreed to take or will take any action that would prevent: (a) the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Code or (b) the Merger from being treated for financial accounting purposes as a pooling of interests.

            4.11 Opinion of Financial Advisor. Parent has received the opinion of SBC Warburg Dillon Read Inc. ("SBC WDR") to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to Parent, and a true and complete copy of such opinion has been made available to the Company prior to the execution of this Agreement.

            4.12 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 3.24, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Parent Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of Parent required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

            The Company and the Principal Shareholders (but, as to the Principal Shareholders, only with respect to Section 5.02, 5.03, 5.05 and 5.06) covenant and agree that:

            5.01 Conduct of Business. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

            (a) Ordinary Course. The Company and its Subsidiaries shall conduct their respective businesses only in, and the Company and such Subsidiaries shall not take any action except in, the ordinary course consistent with past practice.

            (b) Without limiting the generality of paragraph (a) of this
Section: (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) neither the Company nor any of its Subsidiaries shall:

            (A) amend or propose to amend its certificate or articles of incorporation or code of regulations (or other comparable corporate charter documents);

            (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

            (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

            (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than assets used in the ordinary course of its business consistent with past practice;

            (E) other than dispositions of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

            (F) except to the extent required by applicable law or auditing standards, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

            (G) except with respect to the Company's current borrowing and/or financing arrangements to which the Company and/or its Subsidiaries are obligated, which, at the Effective Time, shall not exceed the sum of $5,000,000 and any obligations of the Company contemplated by Section 6.07, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness (excluding trade payables incurred in the ordinary course of business), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money, except, with Parent's consent (which shall not be unreasonably withheld), for refinancing of existing indebtedness in amounts not to exceed the prior amount of indebtedness being refinanced;

            (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

            (I) enter into any contract or amend or modify any existing contract for an amount in excess of Ten Thousand Dollars ($10,000), or enter into any contract or engage in any new transaction outside the ordinary course of business or not otherwise consistent with past practice or not on an arm's length basis or with any affiliate of the Company or any of its Subsidiaries;

            (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets for an amount in excess of Ten Thousand Dollars ($10,000);

            (K) make any change in the lines of business in which it participates or is engaged; or

            (L) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

            (c) Advice of Changes. The Company shall confer on a regular and frequent basis (and in any event not less than weekly) with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

            5.02 No Solicitations. None of the Company, any of its Subsidiaries or any Principal Shareholder shall, nor shall they authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of the Company, any of its Subsidiaries or any Principal Shareholder to, directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquiror"). The Company shall promptly inform Parent, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company or any of its Subsidiaries, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company or any of its Subsidiaries, whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement.

            5.03 Approval of the Company's Shareholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement and the transactions contemplated hereby (the "Company Shareholders' Approval"). The Company shall use its best efforts to cause the Company Shareholders' Meeting to be held as soon as practicable after the date hereof. At such meeting, the Principal Shareholders shall cause all Company Common Shares then owned by them to be voted in favor of the adoption of this Agreement. Each of the Principal Shareholders hereby waives all rights available to him, her or it under the Ohio GCL to demand appraisal of his, her or its Company Common Shares in connection with the Merger as contemplated by this Agreement as it may be amended from time to time. The Company has provided the Principal Shareholders with, or given the Principal Shareholders access to, and prior to the Company Shareholders' Meeting the Company shall provide the other shareholders of the Company with, or give them access to, all material information about the Company its business and all material information about the transactions contemplated by this Agreement. Such written information provided to the Principal Shareholders and such other shareholders was and will be, when so provided, true and accurate in all material respects, and such information did not and will not, when so provided, contain any untrue statement of a material fact or omit to state a material fact with respect to such written information. Copies of all written information delivered or to be delivered to such shareholders shall be provided to Parent prior to their delivery to such shareholders.

            5.04 Auditors' Letters. The Company shall cause to be delivered to Parent and Sub "comfort letters" of Ernst & Young LLP, the Company's independent auditors, one dated a date within two business days before the date of the Proxy Statement and one dated the Closing Date, addressed to Parent and Sub, in form and substance reasonably satisfactory to Parent, stating the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants letters in connection with transactions similar to the Merger.

            5.05 Standstill. The Company and the Principal Shareholders agree that, if this Agreement is terminated and the Merger is not effected, then until the expiration of two years from the date of termination of this Agreement, without the prior written consent of Parent, neither the Company nor the Principal Shareholders will: (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly (i) a substantial portion of the assets of Parent and its Subsidiaries taken as a whole or (ii) 10 percent or more of the issued and outstanding shares of Parent Common Stock, (b) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Parent or any of its Subsidiaries or (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange
Act) with respect to any voting securities of Parent or any of its Subsidiaries.

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

            6.01 Access to Information; Confidentiality; Advice of Changes. (a) Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time: (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the other party and its Subsidiaries and their respective assets, properties, books and records, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by Parent or the Company, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of Parent or the Company, as the case may be, and its Subsidiaries as Parent, the Company or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

            (b) Parent, the Company and each Principal Shareholder will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless: (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by the other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Parent, the Company or such Principal Shareholder, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Parent, the Company or such Principal Shareholder, as the case may be, and its Representatives or (z) later acquired by Parent, the Company or such Principal Shareholder, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to keep such documents and information confidential. If Parent, the Company or any Principal Shareholder, or their respective Representatives are requested to disclose any information pursuant to clauses (i) or (ii) above, the disclosing party will promptly notify Parent or the Company, as the case may be, to permit Parent or the Company, as the case may be, to seek a protective order or to take other appropriate action. The disclosing party will also reasonably cooperate in efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the information. If the disclosing party or any of its Representatives are, in the opinion of their counsel, compelled as a matter of law to disclose the information or else stand liable for contempt or suffer other censure or significant penalty, the disclosing party may disclose to the party compelling disclosure only the part of the information as is required to be disclosed, and will use its reasonable efforts to obtain confidential treatment therefor. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Parent or the Company, as the case may be, the other party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by Parent or the Company, as the case may be, or its Representatives to the other party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by it or its Representatives.

            (c) Parent shall confer on a regular and frequent basis (and in any event not less than weekly) with the Company with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the Company, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on Parent and its significant subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated hereby.

            6.02 Preparation of Form S-4 and Proxy Statement. Parent shall prepare (and the Company and Principal Shareholders shall cooperate in the preparation of) and file with the SEC as soon as reasonably practicable after the date hereof a registration statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the shares of Parent Common Stock to be issued in connection with the Merger, a portion of which registration statement shall also serve as the proxy statement with respect to the Parent Stockholder Meeting and the prospectus in respect of the shares of Parent Common Stock to be exchanged for Company Common Shares in the Merger (the "Proxy Statement"), and shall use its commercially reasonable efforts, and the Company and Principal Shareholders will cooperate with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Form S-4, Parent shall, with the cooperation of the Company, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub, the Company and the Principal Shareholders shall cooperate with each other in the preparation of the Form S-4, and Parent shall notify the Company of the receipt of any comments of the SEC with respect to the Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the Company promptly copies of all correspondence between Parent or any representative of Parent and the SEC with respect to the Form S-4. Parent shall give the Company and its counsel the opportunity to review the Form S-4 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, each Principal Shareholder, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of shares of Parent Common Stock entitled to vote at the Parent Stockholders' Meeting at the earliest practicable time.

            6.03 Approval of Parent Stockholders and Board Recommendation. Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement and the transactions contemplated hereby (the "Parent Stockholders' Approval"). Parent's Board of Directors shall recommend to its stockholders the adoption of this Agreement. Parent shall use its best efforts to cause the Parent Stockholders' Meeting to be held as soon as practicable after the date hereof.

            6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable: (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

            6.05 Company Stock Plan. (a) At the Effective Time, each outstanding Option to purchase Company Common Shares under the Company Option Plan on the date hereof, as identified on Schedule 6.05, whether vested or unvested, shall be deemed to constitute an Option to acquire (under Parent's stock option plan), on the same terms and conditions as were applicable on the date of this Agreement, the same number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share of Parent Common Stock equal to $2.442; provided, however, that, in the case of any Option to which Sections 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be further adjusted to the extent necessary in order to comply with
Section 425(a) of the Code.

            (b) At the Effective Time, Parent shall deliver to the holders of Options appropriate notices and agreements setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

            (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Option Plan as adjusted in accordance with this Section. As soon as practicable after the Effective Time, Parent shall amend its effective registration statement on Form S-8 promulgated by the SEC under the Securities Act, or file a new registration statement, with respect to the Parent

Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

            6.06 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense (Parent or Sub, on the one hand, and the Company or any of its Subsidiaries, on the other). All expenses incurred in connection with filing of the Form S-4 and printing and mailing the Proxy Statement, as well as any filing fees relating thereto, shall be paid exclusively by Parent.

            6.07 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that, except for McDonald, George S. Benson and John R. Lazarczyk, whose fees will be paid solely by the Company, and SBC WDR, whose fees will be paid solely by Parent, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission, fee or consideration in connection with any of the transactions contemplated by this Agreement, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

            6.08 Notice and Cure. Each of Parent and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

            6.09 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

            6.10 Director and Officer Liability.

            (a) The Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Regulations of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company for acts arising prior to the Effective Time, unless such modification is required by law.

            (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages and liability and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, (x) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or Subsidiary would have been permitted to indemnify such Person under applicable law and the articles of incorporation and regulations of the Company or such Subsidiary in effect on the date hereof or (y) in any event arising out of or pertaining to the transaction contemplated by this Agreement. In addition, Parent shall take or cause the Surviving Corporation to take all actions necessary to extend the coverage under the provisions of Section E.2 of the Company's existing directors' and officers' liability insurance policy (policy no. DOC365660200)(the "Policy"), or, in the alternative, Parent shall use all reasonable efforts to acquire tail insurance to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Policy on terms with respect to coverage and amount no less favorable than those of the Policy.

                                  ARTICLE VII.

                                   CONDITIONS

            7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Shareholder Approval. This Agreement shall have been adopted by
(i) the requisite vote of the shareholders of the Company under the Ohio GCL and
(ii) the requisite vote of the stockholders of Parent pursuant to the rules of the Nasdaq.

            (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

            (d) "Pooling of Interests" Accounting Treatment. Each of the Company and Parent shall have received letters, dated the date of Closing, from their respective independent public accountants, reaffirming the statements made in such independent public accountants' letters dated the date of this Agreement, to the effect that the Merger will qualify for "pooling of interests" under GAAP.

            (e) Form S-4. The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Company or Parent, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued or reserved in connection with the Merger shall have been received.

            7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by the Company and the Principal Shareholders in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company and the Principal Shareholders shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its President or any Senior Vice President and by each Principal Shareholder, to such effect.

            (b) Performance of Obligations. The Company and the Principal Shareholders shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company or the Principal Shareholders at or prior to the Closing, and the Company and the Principal Shareholders shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its President or any Senior Vice President and by each Principal Shareholder, to such effect.

            (c) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

            (d) Contractual Consents. The Company and its Subsidiaries shall have received, all in form and substance reasonably satisfactory to Parent, all consents (or in lieu thereof waivers) from parties to each Contract disclosed or which should have been disclosed pursuant to Section 3.04(b), and no such consent or waiver shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

            (e) Cancellation of Contracts. At the Effective Time: (i) the Company's agreement to pay commissions to Cost Controls, Inc., dated January 3, 1994 (but not the Prescription Drug Program Service Agreement between the Company and Cost Controls, Inc. dated August 1, 1997), and (ii) the consulting agreement with Benson and Associates, Inc., dated December 1, 1994, each as amended to date, shall each be terminated effective immediately, unless otherwise instructed by Parent.

            (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            (g) Dissenters. Dissenting Shares shall represent no more than 5% of all Company Common Shares (other than treasury shares) outstanding on the date hereof.

            (h) Resignation of the Company's Officers and Directors. All officers and directors of the Company and of each Company Subsidiary shall resign at the Effective Time, unless otherwise instructed by Parent.

            (i) Company Indebtedness. At the Effective Time, the Company's total indebtedness (which shall be limited to long-term and revolver debt) shall not exceed Five Million Dollars ($5,000,000) plus amounts contemplated by Section
6.07. At the Effective

Time, the Company shall have received a waiver, in form and substance satisfactory to Parent, from Ronald Kimes, waiving the acceleration of each of the Promissory Notes of the Company in the original principal amounts of $234,000 and $216,000, each dated June 30, 1994.

            (j) Company Capital Stock. The issued and outstanding Company Common Shares and the outstanding Options to purchase Company Common Shares shall be as described in Section 3.02.

            (k) Stock Certificates. Parent shall have received from each holder of a certificate or certificates that immediately prior to the Effective Time represent the outstanding Company Common Shares (except for certificates representing Dissenting Shares), properly endorsed or otherwise in proper form for transfer.

            7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (c) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to the Company, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the Company.

            (d) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            (e) Stock Certificates. The Company shall have received the certificates representing the Merger Consideration for each shareholder of the Company as contemplated in Section 2.01.

            (f) Listing. Shares of the Parent Common Stock to be issued as the Merger Consideration shall have been approved for listing on the National Market tier of Nasdaq, subject only to official notice of issuance.

            (g) Sierra Contract. The Company shall be reasonably satisfied with the then financial operating performance under the PBM Services Agreement, dated as of August 6, 1997 and effective on October 1, 1997, between Pro-Mark Holdings, Inc., and Health Plan of Nevada, Inc., HMO Texas, L.L.C., Sierra Health and Life Insurance Company, Inc., and Sierra Healthcare Options, Inc.

                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

            8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval or the Parent Stockholders' Approval:

            (a) by mutual written agreement of Parent, Sub and the Company duly authorized by action taken by or on behalf of their respective Boards of Directors;

            (b) by either the Company or Parent upon notification to the non-terminating party by the terminating party:

                  (i) at any time after June 1, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                  (ii) if the Company Shareholders' Approval shall not be
            obtained by reason of the rejection of the transaction at a meeting of such shareholders, or any adjournment thereof, called therefor;

                  (iii) if the Parent Stockholders' Approval shall not be
            obtained by reason of the rejection of the transaction at a meeting of such stockholders, or any adjournment thereof, called therefor;

                  (iv) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

                  (v) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such 10 business day period; or

                  (vi) if any court of competent jurisdiction or other competent
            Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable.

            8.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Company, the Principal Shareholders, Parent or Sub (or any of their respective Representatives or affiliates), except: (i) that the provisions of Sections 5.05, 6.01(b), 6.01(c) and 6.06 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

            8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Shareholders' Meeting and the Parent Stockholders' Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

            8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

            8.05 Remedies. Notwithstanding any provision of this Agreement to the contrary, unless a party breaching this Agreement shall have engaged in willful fraud, the sole remedy for the breach of any representation, warranty, covenant or other provision of this Agreement shall be the rights of termination provided by Section 8.01 and the effects thereof provided in Section 8.02; provided, however, that the foregoing shall not apply to any such breach of the provisions of Sections 2.01, 2.02, 5.05, 6.01(b), 6.06, 6.07 and 6.10. In no
event shall the liability of any Principal Shareholder under this Agreement exceed an amount equal to the product of the following three factors: (i) the number of Company Common Shares held by such Principal Shareholder on the date of this Agreement, (ii) 327.59 and (iii) the Sales Price on the date of this Agreement.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

            9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and in Sections 1.07, 6.01(b), 6.06,
6.07 and 6.10, which shall survive the Effective Time.

            9.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Parent or any of their respective Subsidiaries, as the case may be, the knowledge of the officers and directors of the Company or Parent, as the case may be, and of the officers and directors of its respective Subsidiaries, shall be imputed to the Company or Parent, as the case may be, and such Subsidiaries.

            9.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

               If to Parent or Sub, to:

               MIM Corporation
               One Blue Hill Plaza, 15th Floor
               Pearl River, NY 10965
               Telephone No.: 914-735-3555
               Facsimile No.: 914-735-3599
               Attn: Barry Posner, Esq.

               with a copy to:

               Rogers & Wells
               200 Park Avenue
               New York, NY 10166
               Telephone No.: 212-878-8000
               Facsimile No.: 212-878-8375
               Attn: Robert E. King, Jr., Esq.

               If to the Company or any Principal Shareholder, to:

               Continental Managed Pharmacy Services, Inc.
               1400 Schaaf Road
               Cleveland, OH 44131
               Telephone No.: 216-459-2025
               Facsimile No.: 216-459-0932
               Attn: George Benson, Chief Executive Officer and President

               with a copy to:

               Arter & Hadden LLP
               925 Euclid Avenue
               1100 Huntington Building
               Cleveland, OH 44115-1475
               Telephone No.: 216-696-1100
               Facsimile No.: 216-696-2645
               Attn: Robert B. Tomaro, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this

Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            9.04 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated December 12, 1997 between the Company and Parent, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

            9.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

            9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Sections 6.02(b), 6.02(c) and 6.10.

            9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

            9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                      MIM CORPORATION


                             By:
---------------------           ------------------------------
Secretary                       Name:
                                Title:

Attest:                      CMP ACQUISITION CORP.


                             By:
---------------------           ------------------------------
Secretary                       Name:
                                Title:

Attest:                      CONTINENTAL MANAGED PHARMACY SERVICES,
                             INC.


                             By:
---------------------           ------------------------------
Secretary                       Name:
                                Title:


                                   PRINCIPAL SHAREHOLDERS:


                                   ------------------------------
                                      Michael Ehrlenbach

                                   ROULSTON INVESTMENT TRUST L.P.,

                                   By: Thomas H. Roulston, its general partner


                                   By:
                                      ------------------------------
                                          Thomas H. Roulston
                                          General Partner

                                   ROULSTON VENTURES L.P.,

                                   By: Thomas H. Roulston, its general partner


                                   By:
                                      ------------------------------
                                          Thomas H. Roulston
                                          General Partner

                            GLOSSARY OF DEFINED TERMS

            The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Acquisition Transaction"                   --     Section 5.02
"Affiliate"                                 --     Section 3.01
"Agreement"                                 --     Preamble
"Antitrust Division"                        --     Section 6.04
"Average Closing Price"                     --     Section 2.02(d)
"Certificate of Merger"                     --     Section 1.02
"Certificates"                              --     Section 2.02(a)
"Closing"                                   --     Section 1.03
"Closing Date"                              --     Section 1.03
"Code"                                      --     Preamble
"Company"                                   --     Preamble
"Company Common Shares"                     --     Section 2.01(b)
"Company Employee Benefit Plan"             --     Section 3.13(c)(i)
"Company Financial Statements"              --     Section 3.05
"Company Option Plan"                       --     Section 2.01(e)
"Company Permits"                           --     Section 3.10
"Company Shareholders' Approval"            --     Section 5.03
"Company Shareholders' Meeting"             --     Section 5.03
"Company Subsidiaries"                      --     Section 3.01
"Constituent Corporations"                  --     Section 1.01
"Contracts"                                 --     Section 3.04(a)
"Dissenting Share"                          --     Section 2.01(d)
"Effective Time"                            --     Section 1.02
"ERISA"                                     --     Section 3.13(a)(i)
"Exchange Act"                              --     Section 3.01
"FTC"                                       --     Section 6.04
"Form S-4"                                  --     Section 6.02
"GAAP"                                      --     Preamble
"Governmental or Regulatory Authority"      --     Section 3.04(a)
"HSR Act"                                   --     Section 3.04(b)
"Intellectual Property"                     --     Section 3.17]
"Laws"                                      --     Section 3.04(a)
"Lien"                                      --     Section 2.02(a)
"material adverse effect"                   --     Section 3.01
"material"                                  --     Section 3.01
"materially adverse"                        --     Section 3.01
"McDonald"                                  --     Section 3.23

"Merger"                                    --     Preamble
"Merger Consideration"                      --     Section 2.01(c)
"Nasdaq"                                    --     Section 2.02(d)
"Ohio GCL"                                  --     Section 1.01
"Options"                                   --     Section 3.02
"Orders"                                    --     Section 3.04(a)
"Parent"                                    --     Preamble
"Parent Common Stock"                       --     Section 2.01(c)
"Parent SEC Reports"                        --     Section 4.07
"Parent Stockholders' Approval"             --     Section 6.03
"Parent Stockholders' Meeting"              --     Section 6.03
"PBGC"                                      --     Section 3.13(a)(ii)
"Plan"                                      --     Section 3.13(c)(ii)
"Potential Acquiror"                        --     Section 5.02
"Principal Shareholders"                    --     Preamble
"Proxy Statement"                           --     Section 6.02
"qualified stock options"                   --     Section 6.07
"Representative"                            --     Section 5.02
"Sales Price"                               --     Section 2.02(d)
"SBC WDR"                                   --     Section 4.11
"SEC"                                       --     Preamble
"Secretary of State"                        --     Section 1.02
"Securities Act"                            --     Section 3.09
"Sub Common Shares"                         --     Section 2.01(a)
"Sub"                                       --     Preamble
"Subsidiary"                                --     Section 2.01(b)
"Surviving Corporation"                     --     Section 1.01
"Surviving Corporation Common Shares"       --     Section 2.01